									Filed under Rule 424(b)(2), Registration Statement No. 333-218881
							Preliminary Pricing Supplement No. 1 - Dated Monday, August 14, 2017 (To: Prospectus dated June 21, 2017)
CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking	Guarantor
37046AAA3	100.00%	0.825%	[]	[]	Fixed	2.300%	Semi-Annual	08/20/2020	2/20/2018	$11.24	Yes	Senior Unsecured Notes	AmeriCredit Financial Services, Inc.
Redemption Information: Callable at 100% on 8/20/2018 and Semi-Annually thereafter with 30 Calendar Days Notice.
GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 8/20/2018 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the prospectus.

37046AAB1	100.00%	1.450%	[]	[]	Fixed	3.650%	Semi-Annual	08/20/2024	2/20/2018	$17.84	Yes	Senior Unsecured Notes	AmeriCredit Financial Services, Inc.
Redemption Information: Callable at 100% on 8/20/2018 and Semi-Annually thereafter with 30 Calendar Days Notice.
GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 8/20/2018 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the prospectus.

Offering Date: Monday, August 14, 2017 through Monday, August 21, 2017
Trade Date: Monday, August 21, 2017 @ 12:00 PM ET
Settle Date: Thursday, August 24, 2017
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Purchasing Agent: Incapital LLC
Agents: BofA Merrill Lynch, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Dealers purchasing Notes on an agency basis for client accounts shall purchase Notes at the public offering price. Notes sold by the Selected Dealers for their own account may be sold at the public offering price less a discount as specified above. Notes purchased by the Selected Dealers on behalf of level fee accounts may be sold to such accounts at the discount to the public offering price specified above, in which case, such Selected Dealers will not retain any portion of the sales price as compensation.

General Motors Financial Company, Inc. GM Financial Term Notes Prospectus dates June 21,2017
General Motors Financial Company, Inc.